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                                                                   EXHIBIT 10.14


                              EMPLOYMENT AGREEMENT


                  THIS AGREEMENT, made as of March 4, 1999, is by and between MEDSCAPE, INC., a New York corporation with offices at 134 West 29th Street, New York, New York 10001 ("Medscape"), and MEG WALSH, an individual with an address at 520 Hudson Street, Suite 151, New York, NY 10014 ("Walsh").



                  1. Employment. Medscape hereby employs Walsh during the Term (as hereinafter defined) as President, Medscape Consumer Division, and she will report directly to the Executive Vice President of Medscape. As such, Walsh's responsibilities will include the formulation and implementation of Medscape's strategy to leverage and extend medscape.com.'s position as the leading professional healthcare website to also become the leading consumer healthcare website. Walsh will be directly responsible for all sales of banners, sponsorships and related promotional products to pharmaceutical and other sponsors of Medscape Consumer Division, as well as developing and managing new product lines for Medscape Consumer Division (e.g., webcasting). In addition to Walsh's sales responsibilities, she will also be directly responsible for Medscape Consumer's metric marketing group (Amy Drill and her staff). The Medscape Consumer sales group and the Medscape Consumer metric marketing group will report to Walsh. If and when a free-standing consumer marketing department is created, it will report to Walsh.

                  2. Performance of Services.

                     (a) Walsh hereby accepts such employment and agrees that throughout the period of her employment hereunder she will devote such business time and attention, as well as her full knowledge and skills, faithfully, diligently and to the best of her ability, in furtherance of the business of Medscape in connection with the performance of her duties as described in Paragraph 1 hereof, and subject, at all times, to the policies of Medscape generally applicable to its employees.

                     (b) Medscape Consumer Division will receive dedicated support from the other Medscape departments: Editorial, Marketing, Production, Business Development and Finance.

                  3. Term. Walsh shall be employed for an initial term commencing as of the date hereof (the "Commencement Date"), and ending on the third anniversary of such date (the "Term"), unless her employment is terminated prior to the expiration of the Term pursuant to the provisions hereof.
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                  4. Compensation.

                     (a) Base Compensation. As compensation for her services hereunder, during the Term, Medscape will pay to Walsh a salary (the "Base Salary") at the rate of One Hundred Sixty-Five Thousand ($165,000.00) Dollars per annum, payable in accordance with Medscape's standard payroll procedures. The Base Salary may be increased annually based on the recommendation of Medscape's Executive Vice President and President and the approval of its Board of Directors.

                     (b) Signing Cash Bonus. Walsh will be entitled to a signing bonus payment ("Signing Cash Bonus") of Ten Thousand ($10,000.00) Dollars, payable within sixty (60) days of the Commencement Date.

                     (c) Performance Cash Bonus. In addition to Walsh's Base Salary and Signing Cash Bonus, Walsh will be entitled to a performance bonus payment of Fifty Thousand ($50,000.00) Dollars ("Performance Cash Bonus") should the revenues actually received by Medscape (recognized in accordance with Medscape's revenue recognition policy) from Medscape Consumer Division ("Consumer Revenues") meet or exceed Four Million ($4,000,000.00) Dollars on or before the date which is fifteen months after the Commencement Date.

                     (d) Stock Options.

                         (i) In addition to Walsh's Base Salary, Signing Cash
Bonus and Performance Cash Bonus, Walsh will be granted on the Commencement Date 85,000 options to purchase Medscape's Class B Common Stock ("Common Stock") at an exercise price of $2.50 per share (the "Incentive Stock Options"). The Incentive Stock Options will vest over a period of four (4) years as follows: one-fourth (1/4) of the Incentive Stock Options will become exercisable on the first anniversary of the Commencement Date, and the balance of the Incentive Stock Options will become exercisable in equal monthly installments over the next succeeding three (3) years.


                         (ii) In addition to Walsh's Base Salary, Signing Cash
Bonus, Performance Bonus and Incentive Stock Options, Walsh will be granted upon the Commencement Date 70,000 options to purchase Medscape's Class B Common Stock at an exercise price of $2.50 per share (the "Additional Stock Options"), which shall fully vest on the earlier of (i) the seventh anniversary of this Agreement provided that Walsh is a Medscape employee on such anniversary or (ii) the dates set forth below if Consumer Revenues meet or exceed the following amounts:

     Date             Consumer Revenues             Additional Stock Options


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
         June 4, 2000               $4,000,000 to 4,999,999*            25,000
         June 4, 2000               $5,000,000 and up*                  10,000
         June 4, 2001               $8,000,000 to 8,999,999**           25,000
         June 4, 2001               $9,000,000 and up**                 10,000

* During the period from the Commencement Date to June 4, 2000.
**During the period commencing June 4, 2000 to June 4, 2001.

Notwithstanding the foregoing, to the extent that the value of the Additional Stock Options vesting in any one year, when aggregated with the Incentive Stock Options (collectively with the Additional Stock Options, the "Compensation Options") vesting in that same year exceeds $100,000.00, the vesting of those excess Additional Stock Options ("Excess Option") shall roll over to the next succeeding year in which the aggregate value of Compensation Options does not exceed $100,000.

                         (iii) If Walsh's employment hereunder is terminated
prior to the vesting of any Compensation Options, such unvested Compensation Options shall be forfeited except that any Excess Options shall vest in full upon such termination and provided that if Walsh's employment is terminated by Medscape without Good Cause (as defined below), and Consumer Revenues to date in such year have met or exceeded the amount(s) which would trigger earlier vesting as provided in Paragraph 4(d)(ii), Additional Stock Options will vest as if the date of termination were the anniversary date.

                  Except to the extent inconsistent with the terms hereof, the terms and conditions of the Incentive Stock Options and Additional Options will be subject to the Medscape 1996 Stock Option Plan, as amended and Medscape's current form of Incentive Stock Option Agreement. The Compensation Options shall constitute and be treated as "incentive stock options" as defined under Section 422 of the Internal Revenue Code of 1986, as amended, for federal income tax purposes.

                  5. Expenses. Medscape shall reimburse Walsh for all expenses reasonably incurred by her in connection with the performance of her duties hereunder and the business of Medscape, upon the submission to Medscape of appropriate vouchers therefor, all in accordance with Medscape's policies and procedures as in effect from time to time. Medscape shall also pay fifty (50%) percent of the documented fees and disbursements of counsel to Walsh for services in connection with the negotiation and documentation of this Agreement up to a maximum reimbursement of $1,500.00.

                  6. Vacation. Walsh shall be entitled to three (3) weeks paid vacation during the first year of her employment hereunder, and three (3) weeks paid vacation per year thereafter.


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                  7. Benefits. Walsh shall be entitled to such family health and medical benefits (including dental), all other employee benefits generally afforded to senior executives of Medscape and all life and disability insurance as is provided to Medscape employees generally.

                  8. Development Rights and Confidential Information.

                     (a) Walsh agrees that any developments by way of invention, design, copyright, trademark, software or other matters which may be developed or perfected by her during the Term or which are in process or under investigation during the Term, and which relate to the business of the Company or its subsidiaries ("Developments"), shall be the property of Medscape. Walsh will, at the request and expense of Medscape, assist Medscape in applying for and prosecuting letters patent for any Development in the United States or in foreign countries if Medscape reasonably requests, and will assign and will transfer the same to Medscape together with any letters patent, copyrights, trademarks and applications therefor.

                     (b) Walsh agrees not to disclose or use Confidential Information (as hereinafter defined) of Medscape except in connection with her employment by Medscape. For purposes of this Section 8(b), the term "Confidential Information" shall mean all information in any manner relating to Medscape's business including, but not limited to, information regarding business plans and strategies, trade secrets, "know how," inventions, software, finances, markets, properties, methods of doing business, processes, customers, staff resumes, employee compensation, or suppliers, whether or not such information is labeled or otherwise identified as confidential. Irrespective of the foregoing, no information will be deemed "Confidential Information" if such information: (i) is part of the public knowledge or literature or becomes part of the public knowledge or literature, in either case from a source other than Walsh or a source acting at her direction, (ii) is received by Walsh in writing from a third party who is entitled to convey such information to the public, or
(iii) is required by law or court order to be disclosed. Upon termination of Walsh's employment hereunder, she will deliver to Medscape all equipment, records, copies of records and any other written information of or pertaining to Medscape or any subsidiary of Medscape which are then in her possession.


                  9. Representation and Warranty. Walsh represents and warrants to Medscape that she is not a party to any prior employment agreement or other agreement which restricts, interferes with or impairs, or which might be claimed to restrict, interfere with or impair, in any way, Walsh's use of any information or Walsh's execution or performance of this Agreement.


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                  10. Restrictive Covenants.

                     (a) Walsh agrees that her services hereunder are of a special, unique, extraordinary and intellectual character, and her position with Medscape places her in a position of confidence and trust with the customers and employees of Medscape and its affiliates. Walsh further acknowledges that the rendering of services to the customers of Medscape and its affiliates necessarily requires the disclosure of Confidential Information of Medscape. The parties hereto agree that in the course of Walsh's employment with Medscape, Walsh may develop a personal acquaintanceship and relationship with Medscape's and its affiliates' customers, and a knowledge of those customers' affairs and requirements which may constitute the primary contact of Medscape and its affiliates with such customers. Walsh acknowledges that Medscape's and its affiliates' relationships with its established customers may therefore be placed in Walsh's hands in confidence and trust. Walsh consequently agrees that it is reasonable and necessary for the protection of the goodwill and business of Medscape that Walsh make the covenants contained herein. Accordingly, Walsh agrees that, so long as she shall be in Medscape's employ and for a period of nine months after the termination of such employment for any reason whatsoever other than by Medscape without Good Cause, or by virtue of Medscape's failure to renew this Agreement, she shall not, whether as an owner, shareholder (other than in her capacity as holder of less than two (2%) percent of the shares of any corporation whose shares are traded on a national securities exchange or over the counter which shall be excepted from this restriction), partner, employee, consultant, advisor, independent contractor or otherwise, directly or indirectly compete with the business of Medscape in any manner; provided, that the foregoing covenant not to compete shall not apply to Walsh if (i) her employment is terminated due to the non-renewal of this Agreement upon the expiration of the Term or (ii) she is entitled to severance pay pursuant to the third sentence of Section 12 below and waives in writing in advance such right to severance pay. Additionally, Walsh agrees that so long as she shall be in Medscape's employ and for a period of one year after the termination of such employment for any reason whatsoever, Walsh will not, within the United States and its territories and possessions, or in any other geographical area in which Medscape has an office or a client (the "Medscape Territory"), directly or indirectly, on Walsh's own behalf or on behalf of anyone else engaged in a business which is directly competitive with Medscape, without the prior written consent of Medscape: (i) persuade or attempt to persuade any customer of Medscape or its affiliates as of the date of the termination of Walsh's employment, to cease doing business with, or to reduce the amount of business it does with, Medscape or its affiliates or solicit the business of any of Medscape's or its affiliates' customers as of the date of the termination of Walsh's employment hereunder; (ii) render to or for any customer of Medscape as of the date of the termination of Walsh's employment hereunder any services of the type rendered by Medscape to its customers unless such services are rendered as an employee or consultant of Medscape; or (iii) solicit or encourage to leave the employ of Medscape


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or its affiliates, or to become employed by any person other than Medscape, any employee of Medscape or its affiliates, or any individual who was an employee of Medscape or its or affiliates during the one year prior to the termination of Walsh's employment. Walsh further agrees that so long as she shall be in Medscape's employ and for a period of one year after the termination of such employment for any reason whatsoever, Walsh will not, within the Medscape Territory, directly or indirectly, on Walsh's own behalf or on behalf of anyone else engaged in a business which is directly competitive with Medscape, without the prior written consent of Medscape, employ any employee of Medscape or its affiliates, or any individual who was an employee of Medscape or its affiliates during the six months prior to the termination of Walsh's employment.

                      (b) Walsh has carefully considered the nature and extent of the restrictions upon her and the rights and remedies conferred upon Medscape under this Agreement, and hereby acknowledges and agrees that the same (i) are reasonable in time and territory, (ii) are designed to eliminate competition which otherwise would be unfair to Medscape, (iii) do not stifle the inherent skill and experience of Walsh, (iv) would not operate as a bar to Walsh's sole means of support, (v) are fully required to protect the legitimate interests of Medscape and (vi) do not confer a benefit upon Medscape disproportionate to the detriment to Walsh or the benefit otherwise afforded her by this Agreement.

                      (c) Walsh and Medscape acknowledge and agree that the restrictions and obligations imposed on Walsh by virtue of this Paragraph 10 are, in light of the circumstances, fair and reasonable as to type, scope and period of time, and are reasonably required for the protection of Medscape and the goodwill associated with the business of Medscape. However, it is the intent of Walsh and Medscape that this Agreement be enforceable and restrict Walsh's activities only to the extent permitted by applicable law. Therefore, if any provision of this Paragraph 10 as presently written shall be construed to be illegal, invalid or unenforceable by a court of competent jurisdiction, said illegal, invalid or unenforceable provision shall be deemed to be amended and shall be construed by the court to have the broadest type, scope and duration permissible under applicable law, and if no validating construction is possible, shall be severable from the rest of this Agreement, and the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

                  11. Certain Remedies. The parties hereto acknowledge that, in the event of a breach or a threatened breach by Walsh of any of her obligations under Paragraphs 8 or 10 of this Agreement, Medscape will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by Walsh, Medscape shall be entitled to such equitable and injunctive relief as may be available to restrain Walsh and any business, firm, partnership, individual, corporation or entity


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participating in such breach or threatened breach from the violation of the provisions hereof. Nothing herein shall be construed as prohibiting Medscape from pursuing any other remedies available at law or in equity for such breach, including the recovery of damages.

                  12. Termination of Employment; Compensation. Walsh's employment hereunder shall terminate upon her resignation or death and may be terminated by Medscape at any time for or without Good Cause (as hereinafter defined) or by reason of Walsh's Disability. In the event that Walsh's employment is terminated by reason of her death or resignation, or by Medscape for Good Cause or because of Walsh's Disability, Walsh or her estate, as the case may be, shall be entitled only to her accrued and unpaid Base Salary as of the date of termination. In the event that Walsh's employment is terminated by Medscape without Good Cause (and not because of Walsh's Disability) during the Term hereof, Walsh shall be entitled to receive her Base Salary through the earlier of (a) the end of the Term and (b) nine (9) months from the date of termination, plus any accrued but unpaid Performance Cash Bonus, if any, through the date of termination.

                      For purposes of this Agreement, "Disability" means a mental or physical condition that renders Walsh incapable of performing her duties and obligations under this Agreement for a period of six consecutive months, or more than 210 days in any eight month period, in the written opinion of a competent physician specializing in such condition selected by the Medscape Board of Directors who has personally examined and evaluated her condition. Medscape shall have the right to terminate the employment of Walsh hereunder at any time following her Disability.

                      For purposes of this Agreement, "Good Cause" means gross misconduct, gross neglect of duties (including by reason of alcohol or drug dependency), acts involving moral turpitude, conviction of a felony, material breach by Walsh of this Agreement that is not substantially cured within 30 business days after receipt of written notice from Medscape of such breach, or any act or omission involving fraud, embezzlement or misappropriation of any property of the Company by Walsh.

                  13. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and no amendment, waiver or modification hereof shall be valid or binding unless made in writing and signed by the party against whom enforcement thereof is sought. This Agreement supersedes all prior agreements, representations and understandings of the parties hereto relating to the employment of Walsh by Medscape.

                  14. No Reliance. The parties hereto each represent to the other that in executing this Agreement each does not rely upon, and has not relied upon, any


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representation or statement not set forth herein with regard to the subject matter, basis or effect of this Agreement or otherwise.

                  15. Notices. All notices, consents, waivers or other communications required or permitted to be given or made pursuant to any of the provisions of this Agreement (collectively, "Notices") shall be in writing and shall be deemed to have been duly given or made for all purposes if sent by certified or registered mail, return receipt requested, and postage prepaid, hand delivered, sent by confirmed telecopy or other confirmed electronic means or by express mail service or other verified overnight courier service to the party at its or her address as it appears on the first page of this Agreement, or at such other address as either party may specify by Notice give to the other party in accordance with this Paragraph 15 and with copies to the parties indicated below. A Notice shall only be deemed given or received on a business day (any day other than Saturday, Sunday or Federal legal holiday). The date any such Notice shall be deemed given and received is: (i) if hand delivered, on the date of hand delivery; (ii) if sent by registered or certified mail, three (3) business days following the posting of the mail; (iii) if sent by express mail or other verified overnight courier service, the date received; or (iv) if sent by confirmed telecopy or other confirmed electronic means, the date when receipt is confirmed by the same means (The telecopy number for Medscape is: (212) 760-3140. The telecopy number for Walsh is: ________________).

If a notice is being provided to Walsh, a copy shall also be provided to:

                           William M. Pollak, Esq.
                           Putney, Twombly, Hall & Hirson
                           521 Fifth Avenue, 10th Floor
                           New York, New York  10175


If a notice is being provided to Medscape, a copy shall also be provided to:

                           Patterson, Belknap, Webb & Tyler LLP
                           1133 Avenue of the Americas
                           New York, New York  10036-6710
                           Telecopy No.:  (212) 336-2222
                           Attention:  John P. Schmitt, Esq.

                  16. No Assignment. Neither this Agreement nor the right to receive any payments hereunder may be assigned by Walsh, and any attempted assignment shall be null and void and of no effect. This Agreement shall be binding upon Walsh, her heirs, executors and administrators and upon Medscape, its successors and assigns.


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                  17. No Modification. No termination, alteration, modification or variation or waiver of this Agreement or any of the provisions hereof shall be effective unless in writing executed by the parties hereto, or in the case of a waiver, by the party or parties waiving compliance. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default. No course of dealing nor any delay on the part of either party in exercising any rights hereunder shall operate as a waiver of any such rights.

                  18. Governing Law. This Agreement shall be governed, interpreted and construed according to the internal laws of the State of New York without regard to conflict of laws principles. Any legal action or proceeding with respect to this Agreement or any transaction related hereto shall be brought in the courts of the State of New York or of the United States District Court for the Southern District of New York, and, by the execution and delivery of this Agreement, each of the parties hereto hereby consents for itself and in respect of its property to the exclusive jurisdiction of the aforesaid courts and agrees that service of process in any legal action or proceeding with respect to this Agreement or any transaction related hereto may be made on such party by delivery of such process by certified mail, return receipt requested, to such party at its address set forth in the heading hereof with the same effect as if such process was personally served on such party within the State of New York. Each of the parties hereto hereby irrevocably waives, to the extent permitted by applicable law, any objection, including, but not limited to, any objection to the laying of venue or based on the ground of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdictions in respect of this Agreement or any transaction related hereto. Nothing contained herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

                  19. Severability. Should any clause, paragraph or part of this Agreement be held or declared to be void or illegal for any reason by a court of competent jurisdiction, such provision shall be ineffective, but all other clauses, paragraphs or parts of this Agreement which can be effected without such illegal clause, paragraph or part shall nevertheless remain in full force and effect.

                  20. Headings. The headings and captions contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  21. Withholding. Anything to the contrary notwithstanding, all payments required to be made by Medscape hereunder to Walsh shall be subject to withholding of such amounts relating to taxes as Medscape may reasonably determine it should withhold pursuant to any applicable law or regulation.

                  22. Survival. The provisions of Paragraphs 8, 9, 10, 11, 12, 13, 14, 18


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and 19 and of this Paragraph 22 shall survive the termination or expiration of this Agreement.

                  23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which shall constitute a single instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

MEDSCAPE, INC.


By: /s/ Paul T. Sheils                             /s/ Meg Walsh
    -------------------------------------          -----------------------------
    Paul T. Sheils                                 Meg Walsh
    President and Chief Executive Officer


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